Deutsche Bank Notes	Filed pursuant to Rule 433 Registration Statement 333-137902
Dated February 28, 2008

Description

Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

The DB Gold Double Short Exchange Traded Note (Symbol: DZZ), DB Gold Double Long Exchange Traded Note (Symbol: DGP), and DB Gold Short Exchange Traded Note (Symbol: DGZ) (collectively, the “DB Gold ETNs”) are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index —Optimum Yield Gold™.

The DB Gold ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

Pricing Supplement

Source: DB / Bloomberg

DB Gold ETN & Index Data

Index history is for illustrative purposes only and does not represent actual DB Gold ETN performance. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Gold Excess Return™ (the “Gold Index”) plus the monthly returns from the DB 3-Month T-Bill Index (the “T-Bill Index”), resetting monthly as per the repurchase value formula applied to the DB Gold ETNs, less the investor fee. The Gold Index is intended to reflect changes in the market value of certain gold futures contracts and is comprised of a single unfunded gold futures contract. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. Past performance does not guarantee future results.

An investment in the DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see “Risk Factors” in the applicable pricing supplement.

* Deutsche Bank AG, London Branch and its affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

** The DB Gold ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the DB Gold ETNs.

Not FDIC Insured - No Bank Guarantee - May Lose Value

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

The DB Gold ETNs (the “Securities”) are unsecured obligations of Deutsche Bank AG, London Branch. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the DB Gold ETNs other than Deutsche Bank AG, London Branch’s ability to meet its obligations. The Securities are riskier than of ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity, and leveraged losses. Investing in the Securities is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your Securities even if the value of the relevant index has increased. If at any time the redemption value of the Securities is zero, your Securities will expire worthless. An investment in the DB Gold ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of units that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the Securities. Sales in the secondary market may result in losses.

The DB Gold ETNs are concentrated in gold. The market value of the Securities may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The DB Gold ETNs are concentrated in a single commodity sector, are speculative, and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. The DB Gold Double Long ETN and DB Gold Double Short ETN are both leveraged investments. As such they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

DB Gold ETN Symbols

Gold Double Short	DZZ

Gold Double Long	DGP

Gold Short	DGZ

ETN Price at Listing

Gold Double Short	$25.00

Gold Double Long	$25.00

Gold Short	$25.00

Intraday Intrinsic Value Symbols

Gold Double Short	DZZIV

Gold Double Long	DGPIV

Gold Short	DGZIV

Inception Date	2/27/08

Maturity Date	2/15/28

DB Gold Index Symbol	DGLDIX

Benefits

• Leveraged and short notes
• Low Cost
• Intraday access
• Listed
• Transparent
• Tax treatment*

Risks

• Non-principal protected
• Leveraged losses
• Subject to an investor fee
• Limitations on repurchase
• Concentrated exposure to gold

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations**

S & P Rating	AA

Moody’s Rating	Aal

DZZ Financial Details

Ticker: DZZ
Last Update	27-Feb-2008 04:50 PM
Price	Not Available
DZZ Index Level*	73.60
Indicative Intra-day Value**	24.36
Last end of day Value***	25
Last date for end of day Value	26-Feb-2008
Data Source: www.nyse.com
(Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DZZ
*** Last end of day DZZ RP

DGP Financial Details

Ticker: DGP
Last Update	27-Feb-2008 04:50 PM
Price	Not Available
DGP Index Level*	136.55
Indicative Intra-day Value**	25.64
Last end of day Value***	25
Last date for end of day Value	26-Feb-2008
Data Source: www.nyse.com
(Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DGP
*** Last end of day DGP RP

DGZ Financial Details

Ticker: DGZ
Last Update	27-Feb-2008 04:50 PM
Price	Not Available
DGZ Index Level*	146.92
Indicative Intra-day Value**	24.68
Last end of day Value***	25
Last date for end of day Value	26-Feb-2008
Data Source: www.nyse.com
(Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DGZ
*** Last end of day DGZ RP

Contact Information

Any questions please call
1-877-369-4617